IZEA Reports Q4 2023 Revenue of $8.9 million

ORLANDO, Fla (April 1, 2024) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the fourth quarter ended December 31, 2023.

Q4 2023 Financial Summary Compared to Q4 2022
•Total revenue increased 1.0% to $8.9 million, compared to $8.8 million
•Total costs and expenses increased 8.5% to $11.1 million, compared to $10.2 million
•Net loss was $1.5 million, compared to a net loss of $0.9 million
•Adjusted EBITDA* for the quarter was a loss of $1.1 million, compared to a loss of $0.3 million
•Cash, cash equivalents and investments as of December 31, 2023 totaled $64.2 million with no long-term debt

Q4 2023 Operational Highlights
•IZEA named "Best Influencer Marketing Company" in 2023 MarTech Breakthrough Awards Program
•Expanded sales presence into the South Korea market
•Launched Offers, Creator Experience, and Offer Negotiation in IZEA Flex
•Launched GPT-4 and AI Video Generation Tool in FormAI in IZEA's Creator Marketplace

FY 2023 Financial Summary Compared to FY 2022
•Total revenue decreased 12% to $36.2 million, compared to $41.1 million
•Net loss was $7.3 million, compared to a net loss of $4.5 million
•Adjusted EBITDA* was a loss of $5.5 million, compared to a loss of $2.8 million

* Adjusted EBITDA is a non-GAAP financial measure. For the definition and reconciliation of this measure, refer to “Use of Key Metrics and Non-GAAP Financial Measures.”

Management Commentary
“Last year we made comprehensive strategic adjustments to better position ourselves for 2024 and beyond,” commented Ted Murphy, Founder and CEO of IZEA. “This included shifts in organizational frameworks, as well as updates to our platforms and pricing strategies. We made these challenging yet necessary transitions to improve our operations, setting the stage for an upcoming era of ambitious global expansion through both organic and inorganic initiatives. I'm happy to report that we are beginning to see the positive outcomes of these changes in the first quarter of this year.”

“Year-over-year managed services bookings growth has returned in Q1 of 2024, fueled by a strong pipeline in Q4 of 2023, and an all-time record breaking pipeline in Q1 of 2024. Not only have we seen a pipeline record in terms of dollar value, we have also seen a jump in terms of number of opportunities, which is core to our revenue diversification strategy moving forward. While Managed Services represents the overwhelming majority of revenue, SaaS revenue has begun to rebound after hitting a low point in Q3 of 2023. We ended 2023 with a record count of active SaaS customers, and that trend has continued into the first quarter.”

“We are excited and optimistic about the years ahead, and believe that IZEA is well positioned to capitalize on global opportunities in the creator economy.”

Q4 2023 Financial Results
Total revenue in the fourth quarter of 2023 increased 1.0% to $8.9 million, compared to $8.8 million in the fourth quarter of 2022. Revenue from Managed Services increased by 4.2% to $8.8 million in the fourth quarter of 2023, from $8.4 million in the same period in 2022. In January 2023, we announced that we had begun parting ways with one large customer (the "non-recurring customer"), which is now complete. Managed Services revenue from this non-recurring customer totaled $0.4 million during the fourth quarter of 2023, $1.3 million or 79.0% lower than in 2022. Managed Services revenue from new and existing customers (our "ongoing customers"), excluding our non-recurring customer, totaled $8.4 million in the fourth quarter, $1.7 million or 25.1% higher than in 2022, primarily due to stronger bookings from these ongoing customers during the second and third quarters of 2023.

Managed Services bookings totaled $7.6 million during the fourth quarter of 2023, compared to $7.9 million during the same period in 2022, largely due to the loss of our non-recurring customer.

Revenue from SaaS Services decreased by $0.3 million, or 70.0%, in the fourth quarter of 2023 compared to the same period in 2022. During the second quarter of 2023, we completed the transition from our legacy IZEAx platform to Flex and The Creator Marketplace, which both have lower per-user revenue models designed to drive subscriber growth.

Cost of revenue decreased to $4.7 million, or 53.1% of revenue, in the fourth quarter of 2023, compared to $5.7 million, or 65.3% of revenue, in the same period of 2022, primarily due to higher lower-margin contract deliveries to our non-recurring customer in the prior-year quarter. The percentage cost of revenue on ongoing customer deliveries was in range with recent historical averages.

Costs and expenses other than the cost of revenue totaled $6.4 million for the fourth quarter of 2023, 42.5% above the prior-year quarter. Sales and marketing costs were $2.6 million during the fourth quarter of 2023, 18.0% higher than the prior-year quarter, primarily due to increased spend on trade shows and brand awareness efforts. General and administrative costs totaled $3.6 million during the quarter, $1.8 million or 97.6% higher than the prior-year quarter, due primarily to higher human capital and contractor costs and non-cash stock-based compensation costs.

Net loss in the fourth quarter of 2023 was $1.5 million, or $(0.09) per share, as compared to a net loss of $0.9 million, or $(0.06) per share in the fourth quarter of 2022, based on 16.4 million and 15.5 million average shares outstanding, respectively, as adjusted for the four-for-one reverse split effected in June 2023.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $1.1 million in the fourth quarter of 2023, compared with a loss of $0.3 million in the same period in 2022, decreasing $0.8 million due primarily to lower net income. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2023 was a loss of 9.0% compared to a loss of 3.4% in the fourth quarter of 2022.

As of December 31, 2023, our cash and investments totaled $64.2 million. The company has no long-term debt borrowings outstanding.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter 2023 results on Monday, April 1, 2024, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Monday, April 1, 2024
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A replay of the call will be made available approximately 3 hours after the conference ends until Monday, April 8, 2024, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13744273

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received, less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

EBITDA is a non-GAAP financial measure under the Securities and Exchange Commission rules commonly defined as earnings before interest, taxes, depreciation, and amortization. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions and provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may be different from those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. The financial tables included in this press release present a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking” and intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Nicole O'Hara
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$37,446,728	$24,600,960
Accounts receivable, net	5,012,373	5,664,727
Prepaid expenses	739,988	3,927,453
Short term investments	17,126,057	16,106,758
Other current assets	26,257	66,441
Total current assets	60,351,403	50,366,339

Property and equipment, net of accumulated depreciation	205,377	156,774
Goodwill	5,280,372	4,016,722
Intangible assets, net	1,749,441	—
Digital assets	162,905	64,953
Software development costs, net	2,056,972	1,774,033
Long term investments	9,618,996	29,296,069
Total assets	$79,425,466	$85,674,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,504,348	1,968,322
Accrued expenses	3,083,460	2,130,702
Contract liabilities	8,891,205	11,247,746
Contingent liability	114,400	—
Total current liabilities	13,593,413	15,346,770

Finance obligation, less current portion	63,419	62,173
Deferred purchase price, less current portion	60,600	—
Deferred tax liability	394,646	—
Total liabilities	14,112,078	15,408,943

Commitments and Contingencies

Stockholders’ equity:
Preferred stock; $.0001 par value; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 16,602,155 and 15,603,597, respectively; shares outstanding: 16,236,300 and 15,603,597, respectively	1,660	1,560
Treasury stock at cost: 365,855 and 0 shares at December 31, 2023 and December 31, 2022, respectively	(1,019,997)	—
Additional paid-in capital	152,027,110	149,148,248
Accumulated deficit	(85,444,794)	(78,103,066)
Accumulated other comprehensive income (loss)	(250,591)	(780,795)
Total stockholders’ equity	65,313,388	70,265,947
Total liabilities and stockholders’ equity	$79,425,466	$85,674,890

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$8,892,916	$8,802,255	$36,214,598	$41,095,937

Costs and expenses:
Cost of revenue	4,721,329	5,748,623	21,621,445	24,737,699
Sales and marketing	2,610,521	2,211,654	10,547,322	9,523,894
General and administrative	3,610,670	1,826,942	13,214,978	11,637,044
Depreciation and amortization	138,897	423,305	713,135	828,161
Total costs and expenses	11,081,417	10,210,524	46,096,880	46,726,798

Loss from operations	(2,188,501)	(1,408,269)	(9,882,282)	(5,630,861)

Other income (expense):
Interest expense	(1,853)	1,795	(8,226)	(799)
Other income (expense), net	657,593	489,341	2,535,044	1,162,162
Deferred tax benefit	6,104	—	6,104	—
Total other income (expense), net	661,844	491,136	2,532,922	1,161,363

Net loss	$(1,526,657)	$(917,133)	$(7,349,360)	$(4,469,498)

Weighted average common shares outstanding – basic and diluted	16,368,216	15,549,845	16,368,216	15,549,845
Basic and diluted loss per common share	$(0.09)	$(0.06)	$(0.45)	$(0.29)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(1,526,657)	$(917,133)	$(7,349,360)	$(4,469,498)

Other comprehensive income
Unrealized (gain) loss on securities held	(262,726)	(83,800)	(530,204)	780,795
Total other comprehensive income (loss)	(262,726)	(83,800)	(530,204)	780,795

Total comprehensive income (loss)	$(1,263,931)	$(833,333)	$(6,819,156)	$(5,250,293)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended December 31,
	2023		2022		$ Change	% Change
Managed Services Revenue	$8,781,826	98.8%	$8,431,636	95.8%	$350,190	4.2%

Marketplace Spend Fees	4,812	0.1%	83,566	0.9%	(78,754)	(94.2)%
License Fees	99,687	1.1%	270,480	3.1%	(170,793)	(63.1)%
Other Fees	6,592	0.1%	16,573	0.2%	(9,981)	(60.2)%
SaaS Services Revenue	111,091	1.2%	370,619	4.2%	(259,528)	(70.0)%

Total Revenue	$8,892,917	100.0%	$8,802,255	100.0%	$90,662	1.0%

	Twelve Months Ended December 31,
	2023		2022		$ Change	% Change
Managed Services Revenue	$35,740,685	98.7%	$39,456,986	96.0%	$(3,716,301)	(9.4)%

Marketplace Spend Fees	44,985	0.1%	205,809	0.5%	(160,824)	(78.1)%
License Fees	404,625	1.1%	1,301,198	3.2%	(896,573)	(68.9)%
Other Fees	24,303	0.1%	131,944	0.3%	(107,641)	(81.6)%
SaaS Services Revenue	473,913	1.3%	1,638,951	4.0%	(1,165,038)	(71.1)%

Total Revenue	$36,214,598	100.0%	$41,095,937	100.0%	$(4,881,339)	(11.9)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(1,526,657)	$(917,133)	$(7,349,360)	$(4,469,498)
Impairment of digital assets	—	6,502	—	148,310
Adjustment to fair value of digital assets	(90,320)	—	(90,320)	—
Non-cash stock-based compensation	308,017	182,759	950,769	610,772
Non-cash stock issued for payment of services	75,003	31,258	300,015	125,000
Interest expense	1,853	(1,795)	8,226	799
Deferred tax liability	(6,104)	—	(6,104)	—
Depreciation and amortization	138,897	423,305	713,135	828,161
Other non-cash items	(4,809)	(26,229)	(4,505)	(7,674)
Adjusted EBITDA	$(1,104,120)	$(301,333)	$(5,478,144)	$(2,764,130)

Revenue	$8,892,916	$8,802,255	$36,214,598	$41,095,937
Adjusted EBITDA as a % of Revenue	(12.4)%	(3.4)%	(15.1)%	(6.7)%